Exhibit (g)(6)

SECOND AMENDMENT TO CUSTODIAN CONTRACT

This Amendment, dated as of May 26, 2011 (the “Amendment”), is entered into by and between State Street Navigator Securities Lending Trust (the “Fund”) and State Street Bank and Trust Company (the “Custodian”).

WHEREAS, the Fund and the Custodian entered into a Custodian Contract dated as of March 4, 1996, as amended (the “Agreement”); and

WHEREAS, the parties hereto wish to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.	The first paragraph of Section 14 of the Agreement is hereby deleted in its entirety and the following inserted in lieu thereof:

So long as and to the extent that it is in the exercise of reasonable care, the Custodian shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Contract and shall be held harmless in acting upon any notice, request, consent, certificate or other instrument reasonably believed by it to be genuine and to be signed by the proper party or parties, including any futures commission merchant acting pursuant to the terms of a three-party futures or options agreement. The Custodian shall be held to the exercise of reasonable care in carrying out the provisions of this Contract, but shall be kept indemnified by and shall be without liability to the Fund for any action taken or omitted by it in good faith without negligence.

2.	The Fund and the Custodian hereby agree to be bound by all of the terms, provisions, covenants, and obligations set forth in the Agreement.

3.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

4.	This Amendment may be executed in multiple counterparts, which together shall constitute one instrument.

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the date set forth above.

STATE STREET NAVIGATOR SECURITIES LENDING TRUST

By:	/s/ Nancy L. Conlin
Name: Nancy L. Conlin
Title: Secretary

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name: Michael F. Rogers
Title: Executive Vice President

Amendment to Custodian Contract